EXHIBIT 99.1

MGPI Stockholders Re-Elect Dr. Daryl Schaller, Linda Miller and Michael Braude to Board; Karen Seaberg Elected as Newest Director

ATCHISON, Kan., Oct. 22, 2009 (GLOBE NEWSWIRE) -- Daryl R. Schaller, Ph.D., president of Schaller Consulting, Homosassa, Fla., and Linda E. Miller, independent marketing consultant and a member of the University of Kansas engineering management faculty, have been re-elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) by holders of the company's common stock. Michael Braude, retired president and chief executive officer of the Kansas City Board of Trade has been re-elected to the board by holders of the company's preferred stock. Holders of preferred stock also elected Karen Seaberg, local business entrepreneur and community leader, to fill the unexpired term of Ladd Seaberg, who retired from board service on Aug. 27, 2009. That term expires in October 2011. The new terms of Dr. Schaller, Miller and Braude expire in October 2012.

In addition to the board member elections, stockholders also today voted in favor of amendments to the company's stock incentive plans for employees and outside directors, which, among other matters, increased the number of shares under each plan. Results of the elections were announced at the company's annual meeting of stockholders today in Atchison.

Dr. Schaller has been a member of the company's board since October, 1997. He currently serves as chairman of the board's human resources and compensation committee and is a member of the audit review committee. Dr. Schaller's professional career spans several years in scientific research and consultation in the food industry. He began his consulting business 13 years ago and, from November, 2001 through June, 2003, he served as vice president of research and development of International Multifoods Corp., Minneapolis. He previously spent 25 years with the Kellogg Company, retiring in 1996 as Kellogg's senior vice president of scientific affairs.

Miller, who was first elected to the board of MGP Ingredients in 2000, also currently serves on the board's audit review and human resources and compensation committees. She has been an independent marketing consultant for 21 years and a member of the University of Kansas faculty since 1989. Prior to that, she spent six years as marketing director of the American Business Women's Association, Kansas City, Mo., five years as general manager and sales manager for Baxter, a hospital supply company headquartered in Chicago, and five years in various marketing and sales positions with DuPont.

Braude became a director of MGPI in 1991. He, too, is a member of the board's audit review and human resources and compensation committees. Braude served for 16 years as president and CEO of the Kansas City Board of Trade, retiring from that position in 2000. From November, 2000 until March, 2004, he served as executive vice president of Country Club Bank, Kansas City, Mo. Prior to 1984, he was executive vice president and a director of American Bank and Trust Company of Kansas City.

Prior to being elected to the board, Mrs. Seaberg was appointed by fellow directors to fill the board vacancy resulting from the retirement of her husband, Ladd, in August. Her professional business background includes over 20 years as an executive travel agent in association with the Travel Center of Atchison. Along with her husband, she is co-owner of a local Long John Silver's franchise. She also served five years on the managing executive committee of The RiverHouse Restaurant in Atchison, and currently is co-owner of The RiverHouse property.

Highly recognized for her involvement in civic activities, Mrs. Seaberg performed a key role at the local, state and national levels in the development of the 2004 Lewis & Clark Bicentennial commemoration, including serving on the executive committee for "A Journey Fourth," one of fifteen Lewis & Clark Bicentennial Signature events held nationally in 2004. In addition to other positions she held in relation to bicentennial activities, she was a member of the National Lewis & Clark Trail Heritage Foundation Board from 2003 to 2007 and served as its president from 2007 to 2008. She continues to serve on the Board's Executive Committee.

Mrs. Seaberg was very active in Atchison's award-winning Riverfront/Downtown Development project, serving on the Design Committee from 1997 to 2000 and the Development Committee from 2000 to 2004. She is a charter member of the Riverfront Development Foundation, which was organized in 2005. Mrs. Seaberg also continues to perform a vital role in Atchison's nationally-acclaimed Amelia Earhart Festival, which attracts an estimated 50,000 guests to the local community each year. She served as a member of the Governor's Committee for the Amelia Earhart Birthday Centennial in 1997. She additionally was a principal organizer and events coordinator for the centennial festival in Atchison in 1997 and has served as festival chair since then. Her community involvement over the years spans many other entities and programs, including the Atchison Area Chamber of Commerce Board of Directors and Tourism Council, the Atchison Hospital Board of Directors, and the Board of the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kan.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          Marta Myers
          913-367-1480